Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Secure Computing Corporation pertaining to the N2H2, Inc. 1997 Stock Option Plan, As Amended, N2H2, Inc. 1999 Stock Option Plan, N2H2, Inc. 1999 Nonemployee Director Stock Option Plan, N2H2, Inc. 1999/2000 Transition Stock Option Plan, N2H2, Inc. 2000 Stock Option Plan, and the Nonqualified Stock Option Agreement Dated August 2, 2002 Between N2H2, Inc. and Howard Philip Welt of our report dated January 17, 2003, with respect to the consolidated financial statements and schedule of Secure Computing Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/	Ernst & Young LLP

Minneapolis, Minnesota

October 13, 2003